PARKS! AMERICA, INC.

EMPLOYMENT AGREEMENT

THIS Employment Agreement ("Agreement") is hereby entered into and made effective this first day of June 2009, by and between Parks! America, Inc., a Nevada corporation, with its principal place of business located at 1300 Oak Grove Road Pine Mountain, Georgia 31822 (the "Company"), and Jon Laria of Florida ("Laria").

RECITALS

1. The Company is engaged in the business of developing theme parks and attractions and related service enterprises and desires to acquire and retain qualified, experienced leadership in this endeavor.

2. Laria has had considerable experience as a financial officer including executive responsibilities and has accumulated considerable expertise through advising numerous companies, including the Company.

3. In view of his effective service to date in financial advisement regarding Company assets, the Company has determined that it desires to employ Laria, as its Chief Financial Officer according to the terms as set forth below.

4. In consideration for the terms of this Agreement, Laria desires to be employed by the Company as its Chief Financial Officer.

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants, promises, terms and conditions hereinafter set forth, the parties hereto agree as follows:

I. EMPLOYMENT.

The Company hereby employs, engages and hires Laria, on a part-time basis, as its Chief Financial Officer, on the terms and conditions hereinafter set forth, and Laria hereby accepts such employment and agrees to perform such services and duties and to carry out such responsibilities as hereinafter set forth.

II. TERMS OF EMPLOYMENT. The term of employment under this Agreement shall be for a period of five (5) years commencing as of June 1, 2009 and terminating on May 31, 2014.

III. SERVICES, DUTIES AND RESPONSIBILITIES.

1. On a part-time basis, Laria will faithfully and to the best of his ability serve the Company in his capacity as its Chief Financial Officer, subject to direction of the Chief Operating Officer and Chief Executive Officer and the policy direction of the Board of Directors of the Company. Laria shall perform such services and duties as are customarily performed by one holding the position of Chief Financial Officer of a public corporation.

2. As Chief Financial Officer, Laria shall be responsible for the overall financial management of the Company's business. Laria will devote his energy and skill on a part-time basis to his employment with the Company. Such duties shall be rendered where Laria elects, and at such other place or places as the Company shall require or as interests, needs, business or opportunity of the Company shall require, subject to the part-time nature of this employment.

3. Laria shall be responsible for reporting to the Chief Operating Officer and Chief Executive Officer and to the Board of Directors as directed by the Chief Operating Officer and Chief Executive Officer.

4. Subject to the Company's continuing ability to pay Laria's salary on a regular basis as hereinafter provided, Laria will devote his energy and skill on a part-time basis providing the services and carrying out the duties and responsibilities of his employment with the Company.

5. Laria shall not directly or indirectly represent or be engaged by or be an employee of any other person, firm or corporation or be engaged for his services as an officer, general manager or consultant in any other business or enterprise in competition with the Company, unless specifically authorized to do so. It is understood, however, that the foregoing in no way prevents Laria from owning stock or having an economic interest in other businesses or enterprises. Furthermore, Laria may serve on the board of directors of other companies so long as such service does not conflict with his interest in and duties to the Company and he may be an officer, director, and/or shareholder in any family or personal investment business so long as it does not conflict with his interest and duties to the Company.

IV. COMPENSATION

1. Salary. Commencing June 1, 2009, the Company shall pay Laria a Salary at the rate of $50,000.00 (fifty thousand dollars) per year, payable monthly on the last day of the month, while this agreement shall be in force. Said salary will be subjected to withholding taxes, e.g., Federal Income Tax, FICA, and State and/or Local Withholding Taxes. Whereas such salary shall not be decreased during the term of this Agreement without the consent of Laria, it shall be

subject to increase by the Company Board of Directors, which shall review the salary annually.

2. Signing Bonus. In recognition of the services that Laria has provided to the Company prior to the date of this employment agreement and as further incentive for him to become employed by the Company, the Company has offered and Laria has accepted a one-time signing bonus of 500,000 restricted shares of the Company's common stock. Said bonus is in addition to the abovementioned Salary.

3. Deferred Compensation Plan. As soon as it is economically feasible and appropriate as determined by the Board of Directors of the Company, the Company will establish a Deferred Compensation Plan for its senior executives, including Laria, provided that he is at that time employed by the Company.

4. Benefits. As soon as it is financially able as determined by the Board of Directors, the Company shall provide the following benefits to Laria, provided that he is at that time employed by the Company:

(a) Participation in a group medical plan;
(b) Comprehensive dental care plan;
(c) Life insurance in an amount of at least four times Laria's annual salary, with the beneficiary of said insurance to be named by Laria;
(d) Disability insurance;

VI. DIRECTORS AND OFFICERS INSURANCE.

The Company has purchased and maintains Directors' and Officers' liability insurance, including coverage for Laria, in an amount of not less than $3,000,000.00 (three million dollars).

VII. INDEMNIFICATION. The Company shall indemnify Laria, his heirs, executors, administrators and assigns, against, and he shall be entitled without further act on his part, to be indemnified by the Company for, all expenses, including, but not limited to, amounts of judgments, reasonable settlement of suits, attorney fees and related costs of litigation, reasonably incurred by him in connection with or arising out of any action, suit or cause of action against the Company and/or against Laria as a result of his having been, an officer and/or director of the Company, or, at its request, of any other corporation which the Company owns or of which the Company is a stockholder or creditor, whether or not he continues to be such officer or director at the time of incurring said expenses. The foregoing right of indemnification shall not be exclusive of other rights to which Laria may be entitled.

VIII. BUSINESS EXPENSE REIMBURSEMENT.

The Company shall reimburse Laria for all reasonable business expenses incurred by him

in the performance of his services, duties and responsibilities, including but not limited to, transportation, travel expenses, board and room, entertainment, and other business expenses incurred within the scope of presentation to the Company by Laria of an itemized accounting of said expenses substantiated by account books, receipts, bills and other documentation where applicable. If reimbursement, advances or allowances are based on permitted mileage or per diem rates, then Laria shall submit specification of relevant mileage, destination, dates and other supporting information required for tax purposes.

IX. TERMINATION OF EMPLOYMENT.

1. Termination for Cause, Generally. Under this Agreement, the Company shall have the right to terminate the employment of Laria for cause, which shall consist of two classes: cause involving malfeasance on the part of Laria, and causes not involving malfeasance (no-fault). Upon termination, all Company property and credit cards in the possession and control of Laria must be returned to the Company.

2. Malfeasance Termination for Cause. In the event the employment of Laria terminated on the grounds of malfeasance, then, in that event, all compensation, including salary, stock options, bonuses, deferred compensation and benefits cease immediately. Termination for cause on grounds of malfeasance includes, but is not limited to, the following conduct:

(1) Breach of any restrictive covenant contained herein Against competition or disclosure of trade secrets;

(2) Continued failure and refusal to carry out the duties and responsibilities of office under this Agreement within a reasonable time following written notice from the Chairman and Chief Executive Officer requiring the subject performance;

(3) Failure to cure a material breach of this Agreement within ten (10) days after receiving written notice from the Chairman and Chief Executive Officer to cure such breach;

(4) Failure to cease conduct unbecoming an officer of the Company after the receipt of written notice from the Chairman and Chief Executive Officer to cease such conduct;

(5) Commission of a felony.

3. No-Fault Termination for Cause. At no fault of Laria, termination of employment hereunder for cause can occur as the result of death, disability, sale of the Company (asset or stock sale), merger or consolidation, "takeover" of control and operation of the business by an outside entity or group, or termination of the business for any reason whatsoever.

4. Rights, Options, and Benefits Surviving No-Fault Termination for Cause. In the event of termination of Laria's employment for cause based upon any of the no-fault reasons or events described in the foregoing subsection 3, except for death or disability (see below), Laria shall be entitled to the following compensation under this Agreement:

(a) Then present salary for the entire remainder of the term of this Agreement;

5. Resignation. In the event Laria resigns, then, unless otherwise agreed between the parties in writing, Laria will be entitled to two weeks salary following notice of resignation. All rights to stock options, bonuses or deferred compensation not granted or vested shall be forfeited.

6. Death or Disability. In the event Laria's employment is terminated by death or upon medical certification of total disability ("disability"), then the following will apply in that respective event:

(a) In the event of Laria's death, the Company shall:
- Pay to Laria's designated beneficiary an amount equal to Laria's Salary for a six (6) month period next following his death.

(b) In the Event of Laria's disability, the Company shall:
- Pay to Laria an amount equal to Laria's Salary for a six (6) month period next following medical notice to the Company of disability.

X. RESTRICTIVE COVENANTS.

1. Confidential information. Laria covenants not to disclose the following specified confidential information to competitors or to others outside of the scope of reasonably prudent business disclosure, at any time during or after the termination of his employment by the Company.

a. Customers lists, contracts, and other sales and marketing information;
b. Financial information, cost data;
c. Formulas, trade secrets, processes and devices related to the operation of the theme parks;
d. Supply sources, contracts;
e. Business opportunities relating to developing new business for the Company;
f. Proprietary plans, procedures, models and other proprietary information of the Company.

2. Affirmative Duty to Disclose. Laria shall promptly communicate and disclose to the Company all observations made, information received, and data maintained relating to the business of the Company obtained by him as a consequence of his employment by the Company.

All written material, possessed during his employment with the Company concerning business affairs of the Company or any of its affiliates, are the sole property of the Company and its affiliates, and Laria is obligated to make reasonably prompt disclosures of such information and documents to the Company, and, further, upon termination of this Agreement, or upon request of the Company, Laria shall promptly deliver the same to the Company or its affiliates, and shall not retain any copies of same.

3. Covenant Not to Compete. For a period of three (3) years following the termination of his employment with the Company, Laria shall not work, directly or indirectly, for a competitor of the Company, nor shall he himself establish a competitive business. This restrictive covenant shall be limited to businesses that compete in the theme park business in market areas within 150 miles of Company parks or which Company has designated, during the term of this Agreement, for acquisition within 3 years.

4. Material Harm Upon Breach. The parties acknowledge the unique and secret nature of the Company's procedures for acquisition of theme parks and related businesses and of related proprietary information, and that material irreparable harm occurs to the Company if these restrictive covenants are breached. Further, the parties hereto acknowledge and agree that injunctive relief is not an exclusive remedy and that an election on the part of the Company to obtain an injunction does not preclude other remedies available to the Company.

5. Arbitration. Any controversy, claim, or matter in dispute occurring between these parties and arising out of or relating to this Agreement shall be submitted by either or both of the parities to arbitration administered by the American Arbitration Association or its successor and said arbitration shall be final, absolute and non-appealable. The Commercial Arbitration Rules of the American Arbitration Association shall apply subject to the following modifications:

a. The venue for said arbitration shall be La Grange, Georgia and the laws of the State of Georgia relating to arbitration shall apply to said arbitration.
b. The decision of the arbitration panel may be entered as a judgment in any court of general jurisdiction in any state of the United States or elsewhere.

XI. NOTICE.

Except as otherwise provided herein, all notices required by this Agreement as well as any other notice to any party hereto shall be given by certified mail (or equivalent), to the respective parties as required under this Agreement or otherwise, to the following addresses indicated below or to any change of address given by a party to the others pursuant to the written notice.

COMPANY: Parks! America, Inc.
1300 Oak Grove Road
Pine Mountain, Georgia 31822

LARIA: Jon Laria

Florida

XII. GENERAL PROVISIONS

1. Entire Agreement. This Agreement constitutes and is the entire Agreement of the parities and supersedes all other prior understandings and/or Agreements between the parities regarding the matters herein contained, whether verbal or written.
2. Amendments. This Agreement may be amended only in writing signed by both parties.
3. Assignment. No party of this Agreement shall be entitled to assign his or its interest herein without the prior written approval of the other party.
4. Execution of Other Documents. Each of the parties agree to execute any other documents reasonably required to fully perform the intentions of this Agreement.
5. Binding Effect. This Agreement shall inure to and be binding upon the parties hereto, their agents, employees, heirs, personal representatives, successors and assigns.
6. No Waiver of Future Breach. The failure of one party to insist upon strict performance or observation of this Agreement shall not be a waiver of any future breach or of any terms or conditions of this Agreement.
7. Execution of Multiple Originals. Two (2) original counterparts of this Agreement shall be executed by these parties.
8. Governing Law. This Agreement shall be governed and interpreted by the laws of the State of Georgia.
9. Severability. In the event any provision or section of this Agreement conflicts with the applicable law, such conflict shall not affect the provisions of the Agreement, which can be given effect without the conflicting provisions.

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WHEREFORE, this Agreement is hereby executed and made effective the day and year first above written.

COMPANY: PARKS! AMERICA, INC.

BY______________________________
TRISTAN R. PICO, Chief Executive Officer

ATTEST:

____
JAMES MEIKLE, Director

PARTY:

BY______________________________
JON LARIA, Chief Financial Officer

AMENDMENT TO
EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (this "Amendment") is entered into and shall be effective as of March ___, 2013 (the "Amendment Date"), by and between Jon Laria ("Laria") and Parks! America, Inc. (the "Company" or "Employer").

RECITALS:

A. The Company and Laria entered into that certain Employment Agreement, effective as of June 1, 2009 (the "Employment Agreement"), whereby the Company and Laria established the terms and conditions of employment; and

B. The parties hereto desire to amend certain terms and conditions of the Employment Agreement, as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend the Employment Agreement as follows:

1. **Capitalized Terms**. All capitalized terms in this Amendment not otherwise defined herein shall have the meanings ascribed thereto in the Employment Agreement.

2. **Amendment**.

2.1 Section II of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

> TERM OF EMPLOYMENT. The initial term of employment under this Agreement shall be for a period of five (5) years commencing as of June 1, 2009 and terminating on May 31, 2014. Upon expiration of the initial five (5) year term, the term of this Agreement shall automatically convert to month–to-month with a five percent 5% automatic increase annually commencing June 1, 2014 and five percent (5%) every year thereafter as long as this contract remains in force.

2.2 Section IX of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

> 1. Termination. This Agreement may be terminated by either party, at any time and for any reason upon 30 days prior written notice to the other party.
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> 2. Severance. In the event of any termination of this Agreement, for any reason (including termination by the Company or the resignation of Laria), the Company agrees to pay Laria a one-time payment of $25,000.00 within 10 days of the effectiveness of such termination, subject to the provisions of paragraph 3 below.
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> 3. Conditions to Severance. The payment to Laria of severance hereunder shall be in full satisfaction and complete discharge of the

Company's obligations to Laria pursuant to this Agreement. The severance payment is subject to, conditioned on and provides valuable consideration for the following:

a. A valid mutual general release, to be drafted by the Company and executed by both parties releasing all claims each party may have against the other in connection with this Agreement, however the parties to this Amendment acknowledge and agree that the obligations of Laria arising under Section X of the Employment Agreement shall not be released.

b. The resignation by Laria from any and all positions he holds with the Company at the time of the termination, shall include Laria's resignation from the Company's Board of Directors.

3. **Other Terms and Provisions**. Except as otherwise specifically provided herein, all terms, provisions and conditions of the Employment Agreement remain in full force and effect as agreed to on the date thereof. This Amendment, shall be attached to and become a part of the Employment Agreement, and from and after the Amendment Date, references to the Employment Agreement shall mean the Employment Agreement as amended by this Amendment.

4. **Effective Time and Schedule of Duties**. This Amendment shall take effect as of the Amendment Date provided above. For greater clarity with respect to his responsibilities as Chief Financial Officer of the Company, Laria shall perform the duties listed in Schedule A attached hereto. The part time hours of Laria's position are defined as 50 days per year at 8 hours per day, or 400 hours per year. Any additional hours required to complete said responsibilities will be paid to Laria at $125.00 per hour for work performed above this threshold. A schedule of hours worked will be maintained by Laria.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Employment Agreement as of the date first written above.

COMPANY:

PARKS! AMERICA, INC.

By: [signature]
Dale Van Voorhis, ~~President~~ CEO

EMPLOYEE:

By: ______________________________
Jon Laria

Company's obligations to Laria pursuant to this Agreement. The severance payment is subject to, conditioned on and provides valuable consideration for the following:

a. A valid mutual general release, to be drafted by the Company and executed by both parties releasing all claims each party may have against the other in connection with this Agreement, however the parties to this Amendment acknowledge and agree that the obligations of Laria arising under Section X of the Employment Agreement shall not be released.

b. The resignation by Laria from any and all positions he holds with the Company at the time of the termination, shall include Laria's resignation from the Company's Board of Directors.

3. **Other Terms and Provisions.** Except as otherwise specifically provided herein, all terms, provisions and conditions of the Employment Agreement remain in full force and effect as agreed to on the date thereof. This Amendment, shall be attached to and become a part of the Employment Agreement, and from and after the Amendment Date, references to the Employment Agreement shall mean the Employment Agreement as amended by this Amendment.

4. **Effective Time and Schedule of Duties.** This Amendment shall take effect as of the Amendment Date provided above. For greater clarity with respect to his responsibilities as Chief Financial Officer of the Company, Laria shall perform the duties listed in Schedule A attached hereto. The part time hours of Laria's position are defined as 50 days per year at 8 hours per day, or 400 hours per year. Any additional hours required to complete said responsibilities will be paid to Laria at $125.00 per hour for work performed above this threshold. A schedule of hours worked will be maintained by Laria.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Employment Agreement as of the date first written above.

COMPANY:

PARKS! AMERICA, INC.

By: ______________________

Dale Van Voorhis, President

EMPLOYEE:

By: [signature] 3/20/2013

Jon Laria

SCHEDULE A

Duties

1. Prepare and oversee professionals with respect to all SEC filing and related issues, including resolution of SEC comments.
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> 2. Review monthly statements prepared by the staff accountant.
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> 3. Aide in forecasting/budget process.
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> 4. Assist in hiring and training of staff accountant as required.
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> 5. Special projects for the Board or CEO relating to M & A activities and special requests of our financial institutions

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